Exhibit 99.1

For Release November 16, 2009, 7:00 a.m. ET

General Motors Announces the New Company’s

July 10-September 30 Preliminary Managerial Results

•	Operating actions result in EBIT loss before special items of $261 million and managerial net loss of $1.2 billion

•	Continued progress on structural cost reductions

•	Healthier balance sheet with significantly lower debt

•	$3.3 billion positive managerial operating cash flow favorably impacted by working capital; $42.6 billion third quarter liquidity position expected to decline materially in the fourth quarter

•	Accelerated plan to repay U.S. and Canadian taxpayers; first $1.2 billion payment in December

DETROIT – General Motors Company (GM) released today preliminary non-GAAP managerial results1 for its first 83 days of operation, providing an initial look at its financial performance since it began operations as a new company on July 10, 2009.

“We have significantly more work to do, but today’s results provide evidence of the solid foundation we’re building for the new GM. With a healthier balance sheet and a competitive cost structure, our focus is on driving top line performance. We’ll achieve that by winning customers over, one at a time, with vehicles that deliver performance and value,” said GM President and CEO Fritz Henderson.

Preliminary Non-GAAP Managerial Results

($mils)	“Old GM” July 1-July 9, 2009	GM July 10-Sept. 30, 2009
Net revenue	$1,637	$26,352
Earnings before interest and taxes (before special items)	$(627)	$(261)
Net interest	$(209)	$(250)
Special items	$79,672 [2]	$(505)

Earnings before taxes	$78,836	$(1,016)
Taxes	$522	$(135)

Total managerial income/(loss)	$79,358	$(1,151)
Managerial operating cash flow (before special items)($bils)	$(3.6)	$3.3
Global cash and cash-related balance ($bils)	$37.6	$42.6

[1]	See the “Editor’s Notes” section of this release for details on the presentation of the reporting.
[2]	Special items for July 1-July 9, 2009 includes a reorganization gain of $80.7 billion.

Revenue

GM posted revenue of $28.0 billion in the third quarter of 2009 (July 1-Sept. 30, 2009), which was up approximately $4.9 billion compared to the revenue recognized by General Motors Corporation, or “Old GM,” in the second quarter of 2009.

The improvement was largely attributed to a higher global seasonally adjusted annual rate (SAAR) of 67.8 million units in the third quarter, compared to 62.7 million units in the second quarter of 2009, and GM’s stabilizing global share. In China, Brazil, India and Russia (BRIC), GM had 13.0 percent of the combined market share in the third quarter, up 0.2 percentage points from the second quarter of 2009.

GM’s global share was 11.9 percent in the third quarter, up 0.3 percentage points from the first half of the year for Old GM. GM’s U.S. market share in the third quarter was 19.5 percent, flat in relation to Old GM’s U.S. share for the first half of the year.

GM finished the third quarter with U.S. dealer inventories of approximately 424,000 vehicles; a reduction of approximately 158,000 units from the end of the second quarter.

Contributing to GM’s sales in the U.S. was the strong retail performance of some of its newest vehicles, including the Chevrolet Camaro and GMC Terrain, as well as the Chevrolet Equinox, Buick LaCrosse and Cadillac SRX which are generating higher average transaction prices and higher residual values than previous model year vehicles.

In other markets around the world, strong consumer appeal for a number of GM’s newest vehicles including the Holden and Chevrolet Cruze, Daewoo Matiz Creative, Opel/Vauxhall Astra and Chevrolet Agile are helping to reclaim global share. In fact, the Astra recently claimed its first major award by winning the prestigious Golden Steering Wheel award by the Auto Bild magazine and the Agile was just elected the 2010 Car of the Year by AutoEsporte magazine in Brazil.

The China market in particular is proving to be a strong contributor for the company’s results. Maintaining a leading market share position in China, GM and its joint venture partners continue to see an upward trend, selling more than 478,000 vehicles in the third quarter of 2009, up from approximately 451,000 and 364,000 units in the second and first quarters, respectively.

Managerial Results

After the inclusion of special items, GM’s managerial earnings before tax for the July 10-Sept. 30 period was a loss of $1.0 billion. GM recorded special items for the same period of $505 million, attributed primarily to dealer restructuring, attrition-related charges and Delphi.3 For the July 10-Sept. 30 period GM posted a managerial loss after-tax of $1.2 billion.

GM managerial earnings before interest and taxes (EBIT) before special items for the July 10-Sept. 30 period was a loss of $261 million, with GM North America reporting a loss of $651 million and GM International Operations reporting a profit of $238 million. Managerial earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.5 billion before special items.

[3]	Details on all special items are included in the “Highlights” section of this release.

2

Total structural cost for the company has been significantly reduced by the resizing and delayering of the company including salaried and hourly headcount reductions, engineering savings and volume related savings. GM structural cost for the period July 10-Sept. 30, 2009 was $9.1 billion. Structural cost for Old GM for the period Jan. 1-July 9, 2009 was $22.0 billion. For the 9-month period ending September 30, 2008, Old GM had structural cost of $37.8 billion.

Structural Cost

(bils)	“Old GM” Jan. 1-Sept. 30, 2008	“Old GM” Jan. 1-July 9, 2009	GM July 10-Sept. 30, 2009
Total Structural Cost	$37.8	$22.0	$9.1

While financial statements between Old GM and GM are not comparable, the above structural costs breakdowns for the two companies are provided for perspective.

Balance Sheet and Cash

For the period July 10-Sept. 30, GM had positive managerial operating cash flow before special items of $3.3 billion, reflecting the favorable working capital impact from production start up, timing of supplier payments and lower capital spending. The favorable working capital impact is not expected to repeat itself in the fourth quarter (see the “Looking Ahead” section below). For the period July 1-July 9, Old GM had negative operating cash flow of $3.6 billion, reflecting extremely low production in North America.

As of September 30, 2009, cash and marketable securities totaled $42.6 billion. Included in this amount was $17.4 billion held in escrowed funds from the United States Treasury (UST) and Export Development Canada (EDC), with $8.1 billion of this amount allocable for future repayments of the UST and EDC loans, $2.8 billion for the recently completed Delphi settlement and $900 million for healthcare in Canada, leaving a remaining escrow cash balance of $5.6 billion.

In light of improving global economic conditions, stabilizing industry sales and its healthier cash position, GM announced today that it plans to accelerate repayment of its outstanding $6.7 billion in UST loans as well as the C$1.5 billion (US$1.4 billion) in EDC loans ahead of the scheduled maturity date of July 2015.

GM plans to repay the United States, Canadian and Ontario government loans in quarterly installments from escrowed funds, beginning next month with an initial $1.2 billion payment to be made in December ($1.0 billion to the UST and $192 million to the EDC), followed by quarterly payments. Any escrowed funds available as of June 30, 2010 would be used to repay the UST and EDC loans unless the escrowed funds were extended one year by the UST. Any balance of funds would be released to GM after the repayment of the UST and EDC loans.

In addition, the company has begun to repay the German government loans which were extended to support Opel, and had a balance of €900 million (~US$1.3 billion) as of September 30, 2009. Opel has already repaid €500 million (~US$0.7 billion) of that in November, and will repay the remaining €400 million (~US$0.6 billion) balance by the end of the month. The cash balance in Europe as of September 30, 2009 was US$2.9 billion.

GM’s total debt as of September 30, 2009 was $17 billion, including $6.7 billion in U.S. government loans, $1.4 billion in Canadian government loans, $1.3 billion in German government loans and $7.6 billion in other debt globally. The $17 billion debt level does not include the UAW or CAW VEBA notes or preferred stock, which are $2.5 billion, $0.7 billion and $9 billion, respectively.

3

While GM has reached settlements for the UAW and CAW VEBAs, the debt associated with the agreements will not be recognized until all preconditions are met and they become effective, which will be December 31, 2009 or later. Prior to the start of the new GM, total debt of Old GM was $94.7 billion as of July 9, 2009.

Looking Ahead

Globally, GM expects total vehicle industry volume to moderate in the fourth quarter of 2009, with an estimated SAAR to be approximately 65.4 million units, down from 67.8 million units in the third quarter. Following the expiration of the successful ‘Cash for Clunkers’ stimulus program in the U.S. which contributed to GM’s strong sales in the third quarter, the company anticipates the U.S. industry total vehicle SAAR volume in the fourth quarter will be approximately 10.7 million units, compared to 11.7 million units in the third quarter.

Looking ahead to 2010, GM anticipates modest growth, with total industry volumes estimated at 62 to 65 million units, with a modest recovery in the U.S. market where the outlook for the 2010 calendar year for total vehicles is estimated at 11-12 million units.

GM expects to have negative net cash flows in the fourth quarter of 2009 due to a number of factors including cash outflows relating to the Delphi settlement of $2.8 billion, the working capital impact of payment term adjustments of approximately $2 billion, payments for U.S., Canada, Ontario and Germany government loans of approximately $2.5 billion and continuing restructuring cash costs of approximately $1 billion. As a result, global cash balances at the end of 2009 are expected to be materially lower than third quarter levels of $42.6 billion.

# # #

Contacts:

Reneé Rashid-Merem

313-665-3128 (office)

313-701-8560 (cell)

renee.rashid-merem@gm.com

Randy Arickx

313-667-0006 (office)

313-268-7070 (cell)

randy.c.arickx@gm.com

Tom Wilkinson

313-667-0366 (office)

313-378-6233 (cell)

tom.wilkinson@gm.com

4

Editors Notes:

Results presented in this press release reflect unaudited condensed consolidated managerial results for the new company for the period July 10 through September 30, 2009, unless otherwise noted as the full quarter. The managerial financial statements do not comply with Generally Accepted Accounting Principles (GAAP), as they do not reflect the application of Fresh Start reporting for the new company, which encompasses the determination of the fair value of its assets and liabilities. Assets and liabilities are currently based on the historical cost basis acquired from Motors Liquidation Company or Old GM. GM continues to analyze time periods in which revenues and expenses were recorded along with allocations of certain assets and liabilities as acquired from Old GM. As a new company, results for GM are not comparable to prior period information for Motors Liquidation Company. GM intends to complete its Fresh Start reporting by March 31, 2010. The company intends to file a Form 8-K with the SEC today for the three- and nine-month periods ended September 30, 2009, encompassing information for both GM and its predecessor company, Motors Liquidation Company.

Forward-Looking Statements:

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “ensure,” “promote,” “target,” “believe,” “improve,” “intend,” “enable,” “continue,” “will,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to comply with the requirements of our credit agreements with the U.S. Treasury as well as the EDC and VEBA; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to restore consumers’ confidence in our viability as a continuing entity and our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies; and overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets.

About General Motors:

GM, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 209,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. GM acquired its operations from Motors Liquidation Company on July 10, 2009, and references to prior periods in this and other press materials refer to operations of Motors Liquidation Company or Old GM. More information on the new GM can be found at www.gm.com.

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Exhibit 1

General Motors Company and Subsidiaries

Supplemental Material

In accordance with the agreement with the SEC staff, the accompanying unaudited condensed consolidated managerial financial statements include the financial statements and related information of Old GM, the entity from whom GM purchased substantially all of the assets and assumed certain liabilities and obligations. Prior to July 10, 2009 the business of GM was operated by Old GM, GM’s predecessor entity for accounting and financial reporting purposes.

The 363 Sale resulted in a new entity, General Motors Company, which is the successor entity for accounting and financial reporting purposes. Because GM is a new reporting entity, the financial statements are not comparable to the financial statements of Old GM.

Also consistent with the no-action relief granted by the SEC staff, these unaudited condensed consolidated managerial financial statements do not comply with United States generally accepted accounting principles (U.S. GAAP).

This press release, the accompanying tables and the charts for analysts include unaudited condensed consolidated managerial financial statements which do not comply with U.S. GAAP. They do not reflect any adjustments which would result from the application of fresh-start reporting pursuant to Accounting Standards Codification topic (ASC) 852, “Reorganizations” including, for example, fresh-start adjustments resulting from asset and liability valuations (including the adjustments required to allocate GM’s business enterprise value to its assets and liabilities in conformity with the procedures specified in ASC 805, “Business Combinations”). GM continues to analyze the time period in which revenues and expenses were recorded in addition to the allocation of assets and liabilities at July 10, 2009 between GM and Old GM. Accordingly, these unaudited condensed consolidated managerial financial statements utilize the historical cost basis of the assets and liabilities of Old GM prior to the 363 Sale.

These unaudited condensed consolidated managerial financial statements will change when U.S. GAAP is applied. Such changes could be and are likely to be material. Further, because these unaudited condensed consolidated managerial financial statements have not been prepared in accordance with U.S. GAAP, they have limitations, are not comparable to similarly titled financial statements of other companies and should not be considered as a substitute for financial statements prepared in accordance with U.S. GAAP or other measures of performance or liquidity prepared in accordance with U.S. GAAP.

GM will file a Form 10-Q for the period ended September 30, 2009 and Form 10-K for the period ending December 31, 2009 with the SEC in 2010 that will include financial statements that comply with U.S. GAAP and the rules and regulations of the SEC.

These unaudited condensed consolidated managerial financial statements have not been audited or reviewed by our independent auditors and, accordingly, they express no opinion or any other form of assurance on them.

This press release and the charts for analysts also include the following adjusted financial measures, which are based on the unaudited condensed consolidated managerial financial statements: (1) adjusted managerial net income; (2) adjusted managerial earnings before interest and income tax; and (3) managerial cash flow. Certain prior period amounts have been reclassified in the consolidated managerial statements of operations and related summaries to conform to the current period presentation, primarily due to the adoption of ASC 810-10, “Consolidation” and ASC 470-20, “Debt with Conversions and Other Options,” which have retrospective application.

General Motors Company and Subsidiaries

Supplemental Material

Management believes these adjusted financial measures provide meaningful supplemental information regarding GM’s operating results because they exclude amounts that GM management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. GM management believes these measures allow it to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether GM’s plan to return to profitability is on target. Also, GM management uses adjusted net income and adjusted earnings before interest and income taxes for forecasting purposes and in determining future capital investment allocations. Accordingly, GM believes these financial measures are useful in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. While GM believes that these adjusted financial measures provide useful supplemental information, there are limitations associated with the use of these adjusted financial measures.

General Motors Company and Subsidiaries

Schedule of Special Items

(Dollars in millions)

(Unaudited)

	Successor	Predecessor
	July 10, 2009 Through September 30, 2009	July 1, 2009 Through July 9, 2009	January 1, 2009 Through July 9, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Managerial results
Earnings before interest and taxes (EBT)	$(1,016)	$78,836	$57,829	$(2,484)	$(20,318)
Managerial net income/(loss) attributable to stockholders	$(1,151)	$79,358	$58,909	$(2,552)	$(21,347)

Pre-tax special items
Restructuring and special attrition programs	452	384	4,443	642	5,517
Delphi related	112	41	988	652	4,136
Saab related	(59)	23	912	—	—
Accelerated discount amortization on DIP financing	—	600	2,220	—	—
Reorganization gains, net	—	(80,720)	(79,563)	—	—
GMAC related	—	—	(868)	251	3,037
Impairments	—	—	291	—	—
Gain on extinguishment of debt	—	—	(906)	—	—
Salaried post-65 settlement	—	—	—	1,704	1,704
UAW VEBA curtailment gain	—	—	—	(4,901)	(4,901)
Other	—	—	(152)	(1)	486

Total pre-tax special items	505	(79,672)	(72,635)	(1,653)	9,979
Tax special items	—	—	—	—	394
Net interest expense before special items(a)	250	209	3,025	487	1,664

Managerial results before special items
Earnings before taxes (EBIT)	$(261)	$(627)	$(11,781)	$(3,650)	$(8,675)

Managerial net loss attributable to stockholders	$(646)	$(314)	$(13,726)	$(4,205)	$(10,974)

(a)	Excludes $600 million and $2.2 billion of accelerated discount amortization on DIP financing for the periods July 1, 2009 through July 9, 2009 and January 1, 2009 through July 9, 2009.

General Motors Company and Subsidiaries

Schedule of Special Items

Restructuring and special attrition programs

GM

As part of achieving and sustaining long-term viability and the viability of the dealer network, GM determined that a reduction in the number of U.S. and Canadian dealerships was necessary. GM’s plan is to reduce dealerships in the U.S. to approximately 3,600 to 4,000 by October 31, 2010. Wind-down agreements have been executed with 2,042 retail dealers as of October 31, 2009. The retail dealers executing wind-down agreements have agreed to terminate their dealer agreements prior to October 31, 2010. A portion of the total wind-down payments were paid upon signing the termination agreement and the remainder will either be paid when the dealer has liquidated its new vehicle inventory and complied with other provisions of the termination agreement or over time as the dealer sells down its inventory. In the period July 10, 2009 through September 30, 2009, GM recorded charges of $320 million related to the dealer wind-down agreements, including additional dealer incentives recorded as a reduction of revenue.

In the period July 10, 2009 through September 30, 2009, GM recorded charges of $132 million primarily due to 1,700 employees accepting the early retirement program extended to certain U.S. salaried employees in 2009 and separation programs in Germany and Australia.

Old GM

In the period January 1, 2009 through July 9, 2009, GMNA recorded restructuring and special attrition program charges of $3.7 billion due to: (1) $1.4 billion for the effect of the Job Opportunity Bank Program replaced by the Supplemental Unemployment Benefit (SUB) and Transitional Support Program (TSP); (2) $1.3 billion primarily related to net curtailment losses for hourly and salaried pension plans and adjustments due to employees participating in the 2009 Special Attrition Program; (3) $1.0 billion primarily related to postemployment benefit charges in the United States related to 13,000 hourly employees who participated in 2009 special attrition programs, including the cost of subsequent program enhancements.

In the period January 1, 2009 through July 9, 2009, GMNA recorded charges of $638 million related to the dealer wind-down agreements, including additional dealer incentives recorded as a reduction of revenue.

In the period January 1, 2009 through July 9, 2009, GMIO recorded charges of $90 million, primarily related to facility idlings and employee separation programs in Europe, Australia and South Africa.

In the three and nine months ended September 30, 2008, GMNA recorded restructuring charges primarily related to various restructuring initiatives and 2008 special attrition programs. GMNA recorded third quarter charges of $22 million for the 2008 Special Attrition Programs and year to date charges of $3.5 billion for preretirement and retirement pension and benefit incentives and cash buyouts for employees leaving under the 2008 Special Attrition Programs. During the third quarter and year to date, GMNA also recorded charges of $591 million and $1.7 billion for additional wage and benefit costs related to the capacity actions and plant idlings in the U.S. and Canada.

In the three and nine months ended September 30, 2008, GMIO recorded charges of $29 million and $329 million for separation programs primarily in Belgium, France, Germany, the United Kingdom and Australia.

General Motors Company and Subsidiaries

Schedule of Special Items

Delphi related

GM

In the period July 10, 2009 through September 30, 2009, GM recorded charges of $112 million to write-off advances made to Delphi under the credit agreement.

Old GM

In the period January 1, 2009 through July 9, 2009, Old GM charges of $988 million to write-off advances made to Delphi under credit agreements and the payment terms acceleration agreement and to record the estimated losses associated with the Delphi Benefit Guarantee Agreement arising from the PBGC’s assumption of the Delphi benefit plans.

In the three and nine months ended September 30, 2008, Old GM charges of $652 million and $4.1 billion for increased liabilities under the Delphi-GM Settlement Agreements, primarily due to expectations of increased obligations and lower estimates of the expected amount of recoveries associated with the Delphi Benefit Guarantee Agreements, updated to reflect certain conditions related to the credit markets and challenges in the auto industry.

Saab related

GM

GM acquired Old GM’s investment in Saab Automobile AB (Saab) as part of the 363 Sale. On August 18, 2009 GM signed a stock purchase agreement with Koenigsegg Group AB regarding the sale of 100% of the shares of Saab, and on August 24, 2009 Saab exited its reorganization proceeding. As a result, in the period July 10, 2009 through September 30, 2009, GM reflected Saab assets and liabilities on its books as Held for Sale and recorded a favorable adjustment of $59 million for previously recorded commitments and obligations.

Old GM

On February 20, 2009, Saab filed for reorganization under a self-managed Swedish court process, which is similar to U.S. Chapter 11 bankruptcy protection. The reorganization filing resulted in the loss of control necessary for consolidation and therefore GM deconsolidated Saab on February 20, 2009. In the period January 1, 2009 through July 9, 2009, GM recorded charges of $912 million primarily related to GM’s net investment in, and advances to, Saab and other commitments and obligations, including a commitment to provide up to $150 million of debtor-in-possession financing.

Accelerated amortization of discount on DIP financing

Old GM

In the periods January 1, 2009 through July 9, 2009 and July 1, 2009 through July 9, 2009, Old GM recorded accelerated amortization of $2.2 billion and $600 million on the discount of the DIP financing.

General Motors Company and Subsidiaries

Schedule of Special Items

Reorganization gains, net

Old GM

The following table summarizes Old GM’s Reorganization gains, net (dollars in millions):

	Predecessor
	July 1, 2009 Through July 9, 2009	January 1, 2009 Through July 9, 2009
Professional fees	$—	$(39)
Gain due to conversion of DIP Facility to equity in GM	27,939	27,939
Gain due to conversion of UST and EDC funding to equity in GM	25,700	25,700
Gains resulting from Old GM debt and other liabilities not assumed in 363 Sale	29,867	29,867
Issuance of GM common and preferred stock	(2,505)	(2,505)
Loss on extinguishment of debt	—	(958)
Loss on contract rejections and settlements of claims	(281)	(441)

Total reorganization gains, net	$80,720	$79,563

GMAC related

Old GM

In the period January 1, 2009 through July 9, 2009, Old GM recorded a net gain on debt extinguishment of $483 million and $385 million representing our proportionate share of GMAC’s debt extinguishment. On May 29, 2009, the UST exercised this option to convert Old GM’s UST GMAC Loan of $884 outstanding debt to 190,921 shares of GMAC’s Class B Common Membership Interests. The outstanding principal and interest of the debt was extinguished, and Old GM recognized a net gain on extinguishment of $483 million. The net gain on extinguishment of debt was comprised of a $2.5 billion gain on the disposition of GMAC Common Membership Interests, a $2.0 billion loss on extinguishment of the UST GMAC Loan and a gain of $8 million related to the extinguishment of accrued interest. GMAC converted its status to a C corporation effective June 30, 2009. At that date, the accounting treatment for the investment in GMAC was reevaluated and it was determined that accounting for GMAC as a cost method investment rather than an equity method investee was more appropriate due to a lack of significant influence over GMAC.

In the three and nine months ended September 30, 2008, charges of $251 million and $3.0 billion were recorded for impairments of GM’s investment in Common and Preferred Membership Interests of GMAC.

Impairments

Old GM

In the period January 1, 2009 through July 9, 2009, Old GM recorded charges of $291 million primarily related to long-lived asset impairments.

Gain on extinguishment of debt

Old GM

On March 4, 2009, Old GM entered into an agreement to amend a $1.5 billion U.S. term loan. Because the terms of the amended U.S. term loan were substantially different than the original terms, primarily due to the revised borrowing rate, the amendment was accounted for as a debt extinguishment. As a result, GM recorded the amended U.S. term loan at fair value and recorded a gain of $906 million for the extinguishment of the original loan facility.

General Motors Company and Subsidiaries

Schedule of Special Items

Salaried post-65 settlement

Old GM

In the three and nine months ended September 30, 2008, Old GM charges of $1.7 billion were recorded for the recognition of a settlement loss associated with the elimination of healthcare coverage for U.S. salaried retirees over age 65 beginning January 1, 2009. The settlement loss was recorded for participants over age 65 at January 1, 2009 and considers the cost of the increased pension benefit provided to those affected participants to help offset the cost of Medicare and supplemental coverage.

UAW VEBA curtailment gain

Old GM

In the three and nine months ended September 30, 2008 a gain of $4.9 billion were recorded for the recognition of a net curtailment gain specific to the accelerated recognition of unamortized net prior service credits due to the Settlement Agreement for the UAW hourly medical plan becoming effective in the third quarter of 2008.

Other

Old GM

In the period January 1, 2009 through July 9, 2009, Old GM recorded $152 million of favorable adjustments to the Joint Training Funds reserve based on the 2009 revised contract with the UAW.

In the three months ended September 30, 2009, net $1 million gain related to charges of $47 million for 600 salaried employees who irrevocably accepted an offer under the 2008 salaried window retirement program as of September 30, 2008 and a $48 million gain on the sale of its Oklahoma City facility, which was sold in the three months ended September 30, 2008.

In the nine months ended September 30, 2008, Old GM recorded a net charge of $486 related to the following: (1) a charge of $340 million for additional pension expense related to the unamortized prior service costs from prior CAW labor contracts; (2) a charge of $197 related to Old GM’s agreement to provide upfront support to American Axle to end the work stoppage that affected approximately 30 plants in North America; (3) a gain of $50 million on the sale of Old GM’s common equity interest in Electro-Motive Diesel, Inc; and (4) a net gain of $1 million related to the 2008 salaried window program and sale of its Oklahoma City facility.

Tax adjustments

Old GM

In the nine months ended September 30, 2008, Old GM recorded an adjustment of $394 million related to a first quarter net charge for a valuation allowance on net deferred tax assets in Spain and the United Kingdom.

General Motors Company and Subsidiaries

Operating Statistics

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Units in thousands)
Worldwide Production Volume (a) (b) (c)
GMNA – Cars	205	436	491	1,178
GMNA – Trucks	326	479	806	1,456

Total GMNA	531	915	1,297	2,634
GMIO (a)	1,166	1,124	3,268	3,862

Total Worldwide	1,697	2,039	4,565	6,496

Vehicle Unit Deliveries (a) (c) (d) (e)
United States
Chevrolet – Cars	172	196	413	583
Chevrolet – Trucks	223	300	579	877
Cadillac	24	41	73	130
Buick	25	42	72	113
GMC	63	109	182	306
Pontiac	63	73	152	226
Saturn	17	57	60	159
Other	4	12	15	40

Total United States	593	828	1,547	2,433
Canada, Mexico and Other	98	150	301	456

Total GMNA	691	978	1,848	2,889

GMIO (f)
Chevrolet	494	496	1,381	1,535
Opel/Vauxhall	306	336	963	1,208
Buick	117	65	313	212
GM Daewoo	33	31	80	102
Holden	31	35	91	107
Wuling (g)	262	128	754	457
FAW-GM (g)	9	—	9	—
Other	27	44	85	145

Total GMIO	1,278	1,135	3,676	3,767

Total Worldwide	1,969	2,113	5,523	6,656

(a)	Vehicle sales and production volume will not be affected by fresh-start reporting; therefore, for the three and nine months ended September 30, 2009, GM’s vehicle sales and production volume for the period July 10, 2009 through September 30, 2009 is presented with Old GM’s vehicle sales and production volume for the periods July 1, 2009 through July 9, 2009 and January 1, 2009 through July 9, 2009 for comparison purposes.
(b)	Production volume represents the number of vehicles manufactured by our and Old GM’s assembly facilities and also includes vehicles produced by certain joint ventures, including GM Daewoo, Shanghai GM and SAIC-GM Wuling Automobile Co., Ltd. (SGMW) and FAW-GM Light Duty Commercial Vehicle Co., Ltd. (FAW-GM) joint venture production.
(c)	Vehicle sales and production data may include rounding differences.
(d)	Vehicle sales primarily represent sales to the ultimate customer.
(e)	Includes HUMMER, Saab, Saturn and Pontiac vehicle sales data.
(f)	Consistent with industry practice, vehicle sales information includes estimates of industry sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.
(g)	Includes GM Daewoo, Shanghai GM and SAIC-GM Wuling Automobile Co., Ltd. (SGMW) and FAW-GM Light Duty Commercial Vehicle Co., Ltd. (FAW-GM) joint venture sales. Ownership of 34% in SGMW and 50% in FAW-GM, under the joint venture agreement, allows for significant rights as a member as well as the contractual right to report SGMW and FAW-GM Light Duty Commercial sales in China as part of global market share.

General Motors Company and Subsidiaries

Operating Statistics

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Market Share (a)
United States – Cars	16.5%	20.3%	16.5%	18.7%
United States – Trucks	22.8%	28.4%	22.6%	25.8%
Total United States	19.5%	24.3%	19.5%	22.2%
Total GMNA	18.7%	23.4%	18.9%	21.7%
Total GMIO (a) (b) (c)	9.9%	9.4%	9.8%	9.5%
Total Worldwide	11.9%	13.0%	11.7%	12.6%

U.S. Retail/Fleet Mix (a)
% Fleet Sales – Cars	29.8%	40.3%	27.3%	32.5%
% Fleet Sales – Trucks	21.2%	21.7%	22.0%	22.2%
Total Vehicles	25.1%	29.5%	24.3%	26.6%

GMNA Capacity Utilization (d)	53.3%	79.0%	43.4%	75.5%

(a)	Vehicle sales, market share, U.S. retail/fleet mix and GMNA capacity utilization will not be affected by fresh-start reporting; therefore, for the three and nine months ended September 30, 2009, our vehicle sales and production volume for the period July 10, 2009 through September 30, 2009 is presented with Old GM’s vehicle sales and production volume for the periods July 1, 2009 through July 9, 2009 and January 1, 2009 through July 9, 2009 for comparison purposes.
(b)	Consistent with industry practice, vehicle sales information includes estimates of industry sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.
(c)	Includes GM Daewoo, Shanghai GM and SAIC-GM Wuling Automobile Co., Ltd. (SGMW) and FAW-GM Light Duty Commercial joint venture sales. Ownership of 34% in SGMW and 50% in FAW-GM, under the joint venture agreement, allows for significant rights as a member as well as the contractual right to report SGMW and FAW-GM Light Duty Commercial sales in China as part of global market share.
(d)	Two shift rated, annualized.

General Motors Company and Subsidiaries

Operating Statistics

(Unaudited)

	Successor	Predecessor
	September 30, 2009	December 30, 2008
Worldwide Employment (thousands)
GMNA (b)	92	116
GMIO	115	125
Corporate and Other	2	2

Total Worldwide	209	243

United States – Salaried (a) (c)	27	29
United States – Hourly (a) (b)	48	62

(a)	Includes employees in GMNA and Corporate and other.
(b)	In the nine months ended September 30, 2009, 7,000 U.S. hourly employees elected to participate in Old GM’s 2009 Special Attrition Program, which was introduced in February of 2009. In addition, 6,000 U.S. hourly employees elected to participate in Old GM’s Second Special Attrition Program, which was introduced in June of 2009.
(c)	Subsequent to September 30, 2009, 3,000 U.S. salaried employees have irrevocably accepted the 2009 Salaried Window Program option or the GM Severance Program option.

	Successor	Predecessor
	July 10, 2009 through September 30, 2009	July 1, 2009 through July 9, 2009	January 1, 2009 through July 9, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Worldwide Payroll (billions)	$2.9	$0.3	$6.2	$4.4	$13.0

General Motors Company and Subsidiaries

Condensed Consolidated Managerial Statements of Operations

(Dollars in millions)

(Not audited or reviewed)

	Successor	Predecessor
	July 10, 2009 Through September 30, 2009	July 1, 2009 Through July 9, 2009	January 1, 2009 Through July 9, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Net sales and revenue
Sales	$26,274	$1,629	$46,786	$37,503	$117,120
Other revenue	78	8	328	305	1,081

Total net sales and revenue	26,352	1,637	47,114	37,808	118,201

Costs and expenses
Cost of sales	24,765	1,943	57,473	34,521	116,219
Selling, general and administrative expense	2,653	732	6,230	3,251	10,704
Other expenses, net	(17)	21	1,323	919	5,226

Total costs and expenses	27,401	2,696	65,026	38,691	132,149

Operating loss	(1,049)	(1,059)	(17,912)	(883)	(13,948)
Equity in income (loss) of GMAC	—	—	1,373	(1,235)	(4,777)
Interest expense	(356)	(823)	(5,428)	(595)	(2,217)
Interest income and other non-operating income, net	334	23	827	78	165
Gain (loss) on extinguishment of debt	—	—	(1,088)	43	97
Reorganization gains, net	—	80,720	79,563	—	—

Income (loss) before income taxes and equity income	(1,071)	78,861	57,335	(2,592)	(20,680)
Income tax expense (benefit)	135	(522)	(1,080)	68	1,029
Equity income, net of tax	212	15	278	50	310

Managerial net income (loss)	(994)	79,398	58,693	(2,610)	(21,399)
Less: Managerial net (income) loss attributable to noncontrolling interests	(157)	(40)	216	58	52

Managerial net income (loss) attributable to stockholders	(1,151)	79,358	58,909	(2,552)	(21,347)
Less: Accumulated preferred dividends	146	—	—	—	—

Managerial net income (loss) attributable to common stockholders	$(1,297)	$79,358	$58,909	$(2,552)	$(21,347)

General Motors Company and Subsidiaries

Condensed Consolidated Managerial Balance Sheets

(Dollars in millions)

(Not audited or reviewed)

	Successor	Predecessor
	September 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$25,092	$14,053
Marketable securities	137	141

Total cash and marketable securities	25,229	14,194
Restricted cash and marketable securities	17,987	—
Accounts and notes receivable, net	6,895	7,918
Inventories	9,812	13,195
Assets held for sale	492	—
Equipment on operating leases, net	2,708	5,142
Other current assets and deferred income taxes	1,722	3,146

Total current assets	64,845	43,595
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	2,245	2,146
Property, net	35,700	39,665
Intangible assets, net	201	265
Deferred income taxes	557	98
Prepaid pension	123	109
Equipment on operating leases, net	2	442
Restricted cash and marketable securities	2,327	2,589
Other assets	1,451	2,130

Total non-current assets	42,606	47,444

Total Assets	$107,451	$91,039

LIABILITIES AND DEFICIT
Current Liabilities
Accounts payable (principally trade)	$20,213	$22,259
Short-term debt and current portion of long-term debt	12,842	16,920
Liabilities held for sale	492	—
Postretirement benefits other than pensions	1,625	4,001
Accrued expenses	24,575	32,428

Total current liabilities	59,747	75,608
Non-Current Liabilities
Long-term debt	4,197	29,018
Postretirement benefits other than pensions	30,077	28,919
Pensions	27,549	25,178
Other liabilities and deferred income taxes	14,035	17,392

Total non-current liabilities	75,858	100,507

Total Liabilities	135,605	176,115
Commitments and contingencies
Preferred stock, $0.01 par value (1,000,000,000 shares authorized, 360,000,000 shares issued and 100,000,000 shares outstanding at September 30, 2009)	2,500	—
Deficit
Old GM
Preferred stock, no par value (6,000,000 shares authorized, no shares issued and outstanding)	—	—
Preference stock, $0.10 par value (100,000,000 shares authorized, no shares issued and outstanding)	—	—
Common Stock, $1 2/3 par value common stock (2,000,000,000 shares authorized, 800,937,541 shares issued and outstanding at December 31, 2008)	—	1,017
General Motors Company
Common stock, $0.01 par value (2,500,000,000 shares authorized, 500,000,000 shares issued and 412,500,000 outstanding at September 30, 2009)	5	—
Capital surplus (principally additional paid-in capital)	17,512	16,489
Retained earnings (Accumulated deficit)	(13,011)	(70,727)
Accumulated other comprehensive loss	(35,557)	(32,339)

Total stockholders’ deficit	(31,051)	(85,560)
Noncontrolling interests	397	484

Total deficit	(30,654)	(85,076)

Total Liabilities and Deficit	$107,451	$91,039